EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG


                      MEDICAL INDUSTRIES OF AMERICA, INC.,
                             a Florida corporation,

                        MIOA ACQUISITION COMPANY I, INC.,
                              a Florida corporation

                       MIOA ACQUISITION COMPANY VII, INC.,
                              a Florida corporation

                               AIR RESPONSE, INC.,
                             a New York corporation,

                                       AND

                              LOUIS R. CAPECE, JR.

                                       AND

                                  DONALD JONES

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                                TABLE OF CONTENTS

ARTICLE I - THE MERGER
  1.1  The Merger............................................................2
  1.2  Effectiveness of the Merger...........................................2
  1.3  Effect of the Merger..................................................2
  1.4  Surviving Corporation.................................................2
  1.5  Holding Corp..........................................................3
  1.6  Subsequent Actions....................................................3
  1.7  Status and Conversation of Shares.....................................3
  1.8  Books and Records.....................................................4
ARTICLE II - MERGER CONSIDERATION
  2.1  Shareholders Merger Consideration.....................................4
  2.2  No Registration......................................................10
  2.3  Incidental Registration..............................................10
  2.4  Closing..............................................................11
ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY
  3.1 Company Shares........................................................11
  3.2 Organization..........................................................11
  3.3 Capitalization........................................................11
  3.4 Authority and Approval of Agreement...................................12
  3.5 No Violations.........................................................12
  3.6 Financial Statements..................................................13
  3.7 Conduct Since Date of Recent Balance Sheet............................13
  3.8 Subsidiaries..........................................................15
  3.9 Liabilities...........................................................15
  3.10 Title to and Condition of Properties.................................15
  3.11 Accounts Receivable..................................................16
  3.12 Contracts and Commitments............................................16
  3.13 Officers, Directors, Agents, etc.....................................17
  3.14 Labor Matters........................................................17
  3.15 Compliance With Laws and Orders......................................18
  3.16 Books and Records....................................................20
  3.17 Tax Matters..........................................................20
  3.18 Real Estate..........................................................21
  3.19 Insurance............................................................21
  3.20 Personnel............................................................22
  3.21 Litigation...........................................................22
  3.22 Other Liabilities....................................................22
  3.23 Consents.............................................................23
  3.24 Judgments............................................................23
  3.25 Brokers..............................................................23
  3.26 Trade Rights.........................................................23
  3.27 Bank Accounts........................................................24

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  3.28 Operation of Aircraft................................................24
  3.29 Care, Use and Maintenance............................................24
  3.30 Disclosure...........................................................25
  3.31 Y2K Compliant........................................................25
  3.32 Air Response South, Inc. ............................................25
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
  4.1 MIOA Shares...........................................................26
  4.2 Organization..........................................................26
  4.3 Authority and Approval of Agreement...................................26
  4.4 No Violations.........................................................26
  4.5 Consents..............................................................26
  4.6 S.E.C. Documents......................................................26
  4.7 Absence of Certain Changes or Events..................................27
  4.8 Brokers...............................................................27
  4.9 Full Disclosure.......................................................27
  4.10 No Encumbrances on MIOA Securities...................................27
  4.11 Global Air Charter and Global Air Rescue.............................27
  4.12 Global Financials....................................................28
ARTICLE V - REPRESENTATIONS AND WARRANTIES OF MIOA
  5.1 Interpretation........................................................28
  5.2 Survival..............................................................28
  5.3 Indemnification.......................................................28
  5.4 Limitation............................................................29
  5.5 Setoffs...............................................................29
ARTICLE VI - OTHER COVENANTS
  6.1 General Releases......................................................30
  6.2 Access to Information and Records.....................................30
  6.3 Conduct of Business Pending the Effective Date........................30
  6.4 Consents..............................................................31
  6.5 Other Action..........................................................32
  6.6 Disclosure Schedule...................................................32
  6.7 Capital Infusion......................................................32
ARTICLE VI  I - CONDITIONS PRECEDENT TO THE SHAREHOLDERS' OBLIGATIONS
  7.1 Representations and Warranties of MIOA................................32
  7.2 Performance of This Agreement.........................................32
  7.3 Absence of Litigation.................................................32
  7.4 Shareholders Guarantees...............................................32
  7.5 Deliveries at Closing.................................................33
ARTICLE VII -   CONDITIONS PRECEDENT TO THE SHAREHOLDERS' OBLIGATIONS
  8.1 Representations and Warranties of the Shareholder.....................33
  8.2 Performance of This Agreement.........................................33
  8.3 Absence of Litigation.................................................33

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  8.4 Deliveries at Closing.................................................33
ARTICLE IX - OBLIGATIONS ON OR BEFORE CLOSING DATE
  9.1 Obligations of MIOA to the Shareholders on or before the
        Closing Date........................................................34
  9.2 Obligations of the Company and the Shareholders to MIOA on or
        Before the Closing Date.............................................34
ARTICLE X - TERMINATION AND RECISION
  10.1 Termination Prior to Closing Date....................................35
  10.2 Recision Post Closing Date...........................................36
ARTICLE XI - MISCELLANEOUS
  11.1 Notices..............................................................37
  11.2 Entire Agreement.....................................................37
  11.3 Binding Effect; Assignment...........................................37
  11.4 Amendment............................................................38
  11.5 No Waiver............................................................38
  11.6 Gender and Use of Singular and Plural................................38
  11.7 Counterparts.........................................................38
  11.8 Headings.............................................................38
  11.9 Governing Law........................................................38
  11.10 Further Assurances..................................................38
  11.11 Litigation..........................................................38
  11.12 Costs and Expenses..................................................38
  11.13 Pledge Agreement....................................................39
  11.14 Shareholder Elections, Consents or Approval.........................39
  11.15 Loans...............................................................39

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  EXHIBIT INDEX

EXHIBIT A         Articles of Merger
EXHIBIT B         Articles of Incorporation
EXHIBIT C         Bylaws
EXHIBIT D         Example of Formula
EXHIBIT E         Debenture
EXHIBIT F         Stock Pledge Agreement
EXHIBIT G         MIOA Stock Certificate Legends
EXHIBIT H         General Releases
EXHIBIT I         Employment Agreements

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SCHEDULE INDEX

SCHEDULE 2.1         Shareholders Merger Consideration
SCHEDULE 3.2         Articles and Bylaws
SCHEDULE 3.3         List of Security Holders of the Company
SCHEDULE 3.5         No Violations
SCHEDULE 3.6         Financial Statements of the Company
SCHEDULE 3.7         Conduct Since Recent Balance Sheet
SCHEDULE 3.9         Liabilities
SCHEDULE 3.10        Liens
SCHEDULE 3.11        Accounts Receivable
SCHEDULE 3.12(B)     Personal Property Leases
SCHEDULE 3.12(D)     Sales Commitments
SCHEDULE 3.12(E)     Contracts with Affiliates and Certain Others
SCHEDULE 3.12(G)     Loan Agreements
SCHEDULE 3.12(H)     Guarantees
SCHEDULE 3.12(K)     Other Material Contracts
SCHEDULE 3.13        Officers and Directors
SCHEDULE 3.14        Labor Matters
SCHEDULE 3.15(A)     Compliance
SCHEDULE 3.15(B)     Licenses and Permits
SCHEDULE 3.15(C)     Environmental Matters
SCHEDULE 3.17 (B)    Tax Returns Not Filed
SCHEDULE 3.17(D)     Agreements  under Section 341(f) of the I.R.C. of 1986, as amended
SCHEDULE 3.18        Real Estate
SCHEDULE 3.19        Insurance
SCHEDULE 3.20        Personnel
SCHEDULE 3.21        Litigation
SCHEDULE 3.26        Trade Rights
SCHEDULE 3.27        Bank Accounts
SCHEDULE 3.28        List of Aircraft
SCHEDULE 4.7         Absence of Certain Changes or Events
SCHEDULE 4.12        Global Financials
SCHEDULE 7.4         Shareholders Guarantees

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                          AGREEMENT AND PLAN OF MERGER


      This AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is entered into this 9th day of April, 1999 by and among MEDICAL INDUSTRIES OF AMERICA, INC., a Florida corporation ("MIOA"), MIOA ACQUISITION COMPANY I, INC., a Florida corporation (the "HOLDING CORP"), MIOA ACQUISITION COMPANY VII, INC., a Florida corporation (the "ACQUISITION CORP"), AIR RESPONSE, INC., a New York corporation (the "COMPANY"), LOUIS R. CAPECE, JR. (hereinafter "CAPECE") and DONALD JONES (hereinafter "JONES") (hereinafter Capece and Jones shall collectively be known as the "SHAREHOLDERS").

                                    RECITALS:

A. The Company is the owner and operator of an international air ambulance and charter business (the "BUSINESS") with five (5) bases (hereinafter the "BASES") located at:

            Arapahoe County Airport                   Midwest Aviation
            7241 S. Peoria                            200 Hardy Robbers Drive
            Englewood, Colorado 80112                 Puducah, Kentucky 42003

            Schenectady County Airport                Opa Locka Airport
            130 Saratoga Road                         14980 NE 44th Court
            Scotia, New York 12302                    Miami, Florida 33054

            Universal Air Services
            359 N. Crystal Lake Drive
            Orlando, FL  32803

B. The Company's billing and administrative offices are located at 7211 S. Peoria, Suite 200, Englewood, CO 80112.

C. Shareholders own one hundred twenty-five (125) shares of common stock, no par value per share, of the Company (the "COMPANY SHARES"), which shares represent one hundred percent (100%) of the outstanding shares of capital stock of the Company.

D. The Company will, immediately after the execution of this Agreement, file articles of merger with the Secretary of State of the State of New York and MIOA will file articles of merger with the Secretary of State of the State of Florida thereby statutorily merging the Company into Acquisition Corp, (such merger being referred to herein as the "Merger"). The Merger shall be in accordance with this Agreement, the Articles of Merger (as defined in Section 1.1 below), the Florida Business Corporation Act (the "FLORIDA STATUTE") and the Business Corporation Law of the State of New York (the "NEW YORK STATUTE").

E. MIOA presently owns and upon consummation of the Merger will own 100% of all issued and outstanding capital stock of the Holding Corp and the Holding Corp presently owns and upon consummation of the Merger will own 100% of all issued and outstanding capital stock Global Air Charter, Inc., Global Air Rescue, Inc., (the Global companies are hereinafter collectively called "GLOBAL) and of the Acquisition Corp into which the Company will be merged pursuant to this Agreement and the Articles of Merger.

F. The Shareholders shall receive in exchange for the Company Shares, the Merger Consideration as set forth in Section 2.1 of this Agreement subject the terms and conditions hereof.

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G.    The Merger shall constitute a "B" Reorganization structured as a "forward subsidiary merger" pursuant to Section 368(a)(1)(B) of the Internal Revenue Code, as amended.

                                    ARTICLE I
                                   THE MERGER

            1.1. THE MERGER. As of the Effective Date (as hereinafter defined) and in accordance with the applicable provisions of the Florida Statute and the New York Statute, the Company shall be merged with and into the Acquisition Corp, in accordance with the terms and conditions of this Agreement and the articles of merger in substantially the form of EXHIBIT A annexed hereto, subject to such changes as to form (but not substance) as may be required by the Florida Statute and the New York Statute (hereinafter referred to as the "ARTICLES OF MERGER"). The Acquisition Corp shall be the surviving corporation of the Merger (the Acquisition Corp, in such capacity, being hereinafter sometimes referred to as the "SURVIVING CORPORATION"). Thereupon, the separate existence of the Company shall cease, and the Acquisition Corp, as the Surviving Corporation, shall continue its corporate existence and shall amend its name to "AIR RESPONSE, INC." in accordance with the Florida Statute, the New York Statute and the Articles of Merger.

            1.2. EFFECTIVENESS OF THE MERGER. As soon as practicable upon or after the satisfaction or waiver of the conditions precedent set forth in Articles VII and VIII of this Agreement, the Acquisition Corp and the Company will execute the Articles of Merger, and shall file or cause to be filed such Articles of Merger with the Secretary of State of Florida and the Secretary of State of New York; and, the subject Merger shall become effective for purposes of the business arrangement between the parties as of the close of business on February 28, 1999 (the "Effective Date") notwithstanding that the statutory effective date shall be the later of (i) the filing of the Articles of Merger with the Secretary of the State of Florida or (ii) the approval of the Articles of Merger by the Secretary of State of New York.

            1.3.EFFECT OF THE MERGER. Upon the effectiveness of the Merger,
(a) the Surviving Corporation shall own and possess all assets and property of every kind and description, and every interest therein, wherever located, and all rights, privileges, immunities, powers, franchises and authority of a public as well as of a private nature, of the Acquisition Corp and the Company (the "CONSTITUENT CORPORATIONS"), and all obligations owed to, belonging to or due to each of the Constituent Corporations, all of which shall be vested in the Surviving Corporation pursuant to the Florida Statute and the New York Statute without further act or deed, and (b) the Surviving Corporation shall be liable for all claims, liabilities and obligations of the Constituent Corporations, all of which shall become and remain the obligations of the Surviving Corporation pursuant to the Florida Statute and the New York Statute without further act or deed. Until such time as the Merger is approved under the Florida Statute and the New York Statute, the conduct of the parties will be such that the Company could be returned to the Shareholders in the same condition as it was at the Closing subject only to operations of the Business in the ordinary course.

            1.4. SURVIVING CORPORATION. Upon the effectiveness of the Merger, the Articles of Incorporation and Bylaws of the Surviving Corporation shall be identical to those attached hereto as EXHIBITS B AND C, respectively. The directors of the Surviving Corporation initially shall be Donald Jones, Louis R. Capece, Jr., Paul C. Pershes, E. Nicholas Davis, III and Arthur Kobrin each of whom shall continue to be the directors of the Surviving Corporation, subject to the Articles of Incorporation, the Bylaws and their respective employment agreements.

            1.5. HOLDING CORP. Upon the effectiveness of the Merger, the directors of the Holding Corp shall be six (6) MIOA appointees who shall initially be Michael Morrell, Paul C. Pershes, Arthur Kobrin, E. Nicholas Davis, III, Christopher Doscher and Blaise "Skip" Sciarra together with Louis R Capece, Jr., and Donald Jones both of whom shall continue to be the directors of the Holding Corp, subject to the Holding Corp's articles of incorporation, bylaws, and their respective employment agreements.

            1.6. SUBSEQUENT ACTIONS. If at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurance or any other actions or things are necessary or

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desirable to (i) vest, perfect or confirm of record or otherwise in the
Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Acquisition Corp or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or (ii) otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to (x) execute and deliver, in the name and on behalf of either the Acquisition Corp or the Company, as the case may be, all such deeds, bills of sale, assignments and assurances and (y) to take and do, in the name of and on behalf of each corporation or otherwise, all such actions and things as may be necessary or desirable, to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

            1.7. STATUS AND CONVERSION OF SHARES. Upon the Effective Date of the Merger:

                  (a a) Each share certificate representing each outstanding share of capital stock of Acquisition Corp shall continue to be a share of issued and outstanding capital stock of the Surviving Corporation and shall be retained by the Holding Corp (the "ACQUISITION CORP STOCK").

                  (b b) The share certificates representing all the outstanding shares of capital stock of the Company (i.e., the COMPANY SHARES) issued and outstanding immediately prior to the effectiveness of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be deemed canceled and extinguished. In exchange for the merger of the Company into the Acquisition Corp, the Shareholders shall receive the Merger Consideration set forth and defined in Section 2.1 below (the "MERGER CONSIDERATION").

            1.8...BOOKS AND RECORDS. On the Closing Date (as hereinafter defined), the Company shall deliver to MIOA all of the stock books, records and minute books of the Company. All financial and accounting books and records of the Company, all tax returns and records of the Company, and all supplier, client, customer, sales and other business records of the Company shall be maintained in the offices of the Company in Englewood, CO.

                                 ARTICLE II II.
                              MERGER CONSIDERATION

            2.1. SHAREHOLDERS MERGER CONSIDERATION. In exchange for merging the Company into the Acquisition Corp and canceling and extinguishing the Company Shares in accordance with this Merger Agreement, the Shareholders, as designated and in the amounts set forth in SCHEDULE 2.1, shall receive the following Merger Consideration:

                  (a) PURCHASE PRICE. MIOA agrees, subject to the provisions of this Agreement, to pay to the Shareholders an amount up to, but not exceeding, Five Million Eight Hundred Thousand Dollars ($5,800,000.00) as set forth below (hereinafter the "PURCHASE PRICE"). The Purchase Price has been initially calculated and its full payment is conditioned upon the Holding Corp realizing the Formula Profits (as defined in Section 2.1(a)(ii)B below). The calculation of the actual Purchase Price that will be paid pursuant to this Agreement shall be as follows:

                        (i) INITIAL PAYMENT. MIOA will pay the Shareholders (as provided in Section 2.1(b) below) the sum of Two Million Nine Hundred Thousand Dollars ($2,900,000.00).

                        (ii) CALCULATIONS OF INSTALLMENT PAYMENTS. On the Effective Date, the Shareholders shall have the right to earn the remaining portion of the Purchase Price (i.e., $2,900,000.00) during the Formula Periods in accordance with the following formula:

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                             A. INSTALLMENT FORMULA:

                                    1. FORMULA PERIOD 1. In respect of Formula
Period 1 as defined below: (x) If Formula Profits of the Holding Corp equal One Million Dollars ($1,000,000.00) (hereinafter the "FORMULA PERIOD 1 EARNINGS TARGET"), MIOA will pay the Shareholders an amount equal to Seven Hundred Forty-Three Thousand Five Hundred Ninety Dollars ($743,590.00) (hereinafter the "FORMULA PERIOD 1 INSTALLMENT PAYMENT"); (y) If Formula Profits exceed the Formula Period 1 Earnings Target, MIOA will pay the Shareholders the Formula Period 1 Installment Payment plus One Dollar ($1.00) for each dollar of Formula Profits in excess of the Formula Period 1 Earnings Target; or, (z) If Formula Profits are less than the Formula Period 1 Earnings Target, the amount the Shareholders shall be paid shall be equal to: the actual Formula Profits of the Holding Corp divided by the Formula Period 1 Earnings Target; then multiple the resulting quotient (i.e., percentage) by the Formula Period 1 Installment Payment; the resulting product shall then be reduced by ten percent (10%) of the Formula Period 1 Earnings Target.

                                    2. FORMULA PERIOD 2. In respect of Formula
Period 2: (x) If Formula Profits of the Holding Corp equal One Million Three Hundred Thousand Dollars ($1,300,000.00) (hereinafter the "FORMULA PERIOD 2 EARNINGS TARGET"), MIOA will pay the Shareholders an amount equal to Nine Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars ($966,667.00) (hereinafter the "FORMULA PERIOD 2 INSTALLMENT PAYMENT"); (y) If Formula Profits exceed the Formula Period 2 Earnings Target, MIOA will pay the Shareholders the Formula Period 2 Installment Payment plus One Dollar ($1.00) for each dollar of Formula Profits in excess of the Formula Period 2 Earnings Target; or, (z) If Formula Profits are less than the Formula Period 2 Earnings Target, the amount the Shareholders shall be paid shall be equal to: the actual Formula Profits of the Holding Corp divided by the Formula Period 2 Earnings Target; then multiple the resulting quotient (i.e., percentage) by the Formula Period 2 Installment Payment; the resulting product shall then be reduced by ten percent (10%) of the Formula Period 2 Earnings Target.

                                    3. FORMULA PERIOD 3. In respect of Formula
Period 3: (x) If Formula Profits of the Holding Corp equal One Million Six Hundred Thousand Dollars ($1,600,000.00) (hereinafter the "FORMULA PERIOD 3 EARNINGS TARGET"), MIOA will pay the Shareholders an amount equal to One Million One Hundred Eighty-nine Thousand Seven Hundred Forty-three Dollars ($1,189,743.00) (hereinafter the "FORMULA PERIOD 3 INSTALLMENT PAYMENT"); (y) If Formula Profits exceed the Formula Period 3 Earnings Target, MIOA will pay the Shareholders the Formula Period 3 Installment Payment plus One Dollar ($1.00) for each dollar of Formula Profits in excess of the Formula Period 3 Earnings Target; or, (z) If Formula Profits are less than the Formula Period 3 Earnings Target, the amount the Shareholders shall be paid shall be equal to: the actual Formula Profits of the Holding Corp divided by the Formula Period 3 Earnings Target; then multiple the resulting quotient (i.e., percentage) by the Formula Period 3 Installment Payment; the resulting product shall then be reduced by ten percent (10%) of the Formula Period 3 Earnings Target.

                                    4. REDUCTION OF INSTALLMENT PAYMENTS.
Notwithstanding anything in the foregoing to the contrary, if the Formula Profits in any Formula Period are less than Six Hundred Thousand Dollars ($600,000.00) then, in such event, the Installment Payment(s) shall be reduced by Nine Hundred Sixty-Six Thousand Six Hundred Sixty-seven Dollars ($966,667.00). Such reduction shall first be applied to the Installment Payment for the Formula Period in which such event occurs and if such Installment Payment is not sufficiently large enough to satisfy the reduction then, in such event, the reduction shall than be applied to the earliest Installment Payment and then to each subsequent Installment Payment until the entire amount of the reduction has been satisfied.

                                    5. MAXIMUM PAYMENTS AND OFFSETS. The
fore-going notwithstanding, the maximum amount of Installment Payments the Shareholders may receive shall not exceed Two Million Nine Hundred Thousand Dollars ($2,900,000.00). Further, to the extent that the Formula Profits in Formula Year 1, 2 and/or 3 are such that an adjustment to the subject Formula Year Installment Payment (as calculated above) would result in a negative amount (hereinafter the "OFFSET") the Offset shall be applied to the Installment Payment(s) for the preceding Formula Period(s) to the effect that such Installment Payment(s) for the preceding Formula Period(s) is reduced by the amount of the Offset and to the extent that the Installment Payments for the preceding Formula Periods are not sufficiently large enough to fully satisfy the Offset then, in such respect, the Offset shall be applied to future Installment Payments.

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                                    6. ACCELERATION OF INSTALLMENT  PAYMENTS.
In the event MIOA or any successor company causes the Surviving Company or the Holding Corp to undertake a Spin-Off (as hereinafter defined) or Offering (as hereinafter defined) of its stock prior to the expiration of the Formula Periods, the Shareholders shall, at their election, be paid the portion of the unpaid Purchase Price immediately prior to the Spin-Off or Offering by applying the above formula to the proforma Formula Profits for the remainder of the Formula Period(s) calculated based on the immediately preceding twelve (12) month period or such shorter period if less than 12 months. The term "SPIN-OFF" shall mean a spin-off of all or a part of the capital stock of the Surviving Company or the Holding Corp, as the case may be, to the public Shareholders of MIOA resulting in the Surviving Company or the Holding Corp, as the case may be, becoming a separate and independent (non-subsidiary) corporation. The term "OFFERING" shall mean a public offering of the equity securities of the Surviving Company or the Holding Corp, as the case may be. In the event the Shareholders do not elect to accelerate the Installment Payments pursuant to this Section, the Installment Formula shall remain in effect as provided herein.

                              B. FORMULA PROFITS. For the purposes of this
Agreement, the term "FORMULA PROFITS" shall mean the pre-tax consolidated net profits of the Holding Corp, as calculated utilizing generally accepted accounting principles by MIOA's independent certified public accountants for annual Formula Periods, where possible, and as calculated by MIOA for its 10Qs otherwise. Notwithstanding the foregoing, for purposes of determining Formula
Profits: (i) there shall not be included any charge for corporate overhead of MIOA or other administrative or similar charges that MIOA might impose upon the Surviving Company, Global, or the Holding Corp except those charges for which the Surviving Company, Global and/or the Holding Corp receives a direct and cost efficient benefit, (ii) there shall not be included any non-recurring charges, losses, profits, gains, or non-cash adjustments not related to the ongoing operations of the business, including, but not limited to discount operations, extraordinary items, acquisition costs, goodwill charges, or unusual or infrequent items as they are defined under generally accepted accounting principles, and (iii) there shall not be included any charge related to grants or exercises of options pursuant to the employment agreements with the Shareholders.

                              C. FORMULA PERIODS. The period commencing on the
Effective Date and ending on the last day of the 15th month following the Effective Date shall be deemed to be "FORMULA PERIOD 1". The period commencing on the first day following FORMULA PERIOD 1 and ending on the last day of the 12th month following FORMULA PERIOD 1 shall be deemed to be "FORMULA PERIOD 2". The period commencing on the first day following FORMULA PERIOD 2 and ending on the last day of the 12th month following FORMULA PERIOD 2 shall be deemed to be "FORMULA PERIOD 3".

                              D. CALCULATION TIMING. MIOA, the  Holding Corp,
the Surviving Company and Shareholders shall each work in good faith to derive the calculations required herein, it being understood and agreed that the parties shall cause such calculations to be made as soon as reasonably possible and the Installment Payments paid to the Shareholders within fifteen (15) days of such calculation but in no event later than the 90th day following each Formula Period.

                              E. EXAMPLE. Attached hereto as EXHIBIT D and
incorporated herein by this reference is an example of how the aforementioned Formula is to be applied.

                  (b) PAYMENT OF PURCHASE PRICE.

                        (i) INITIAL PAYMENT. MIOA will pay the Shareholders in accordance with SCHEDULE 2.1, on the Closing Date, or as soon thereafter as is reasonably possible, the Initial Payment. The Initial Payment shall be made in non-registered MIOA voting common stock (the "MIOA SHARES" or "STOCK"). For purposes of determining the number of MIOA Shares the Shareholders will receive in respect of the Initial Payment, the following calculation shall be made: the amount of the Initial Payment shall be divided by $.75 with the resulting quotient equaling the number of MIOA Shares that shall be delivered to the Shareholders in respect of such payment (which shall be subject to adjustments for subdivisions or combinations that occur prior to Closing so that the Shareholders shall be entitled to receive after the happening of any such event the number and kind of voting common stock that the Shareholders would have received if the Closing would have occurred prior to any such event).

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                        Notwithstanding,  in the  event the  common  shares of
MIOA or its successor are not trading at a price of at least $.75 per share (based upon an average trailing 20 day close price as reported on NASDAQ or other national exchange) at anytime within the period beginning on the first anniversary date of the Closing and ending on the 15th month following the Closing Date (the "TRADING PERIOD"), the Shareholders will receive an additional number of MIOA Shares. To illustrate, if the Shareholders receive 3,866,666 MIOA Shares in respect of his Initial Payment (i.e., $2,900,000.00/$.75) and if the MIOA Shares are trading at less than $.75 as calculated above during the Trading Period then, in such event, divide $2,900,000.00 trading price (but in no event less than $.50); then subtract 3,866,666 from the resulting quotient to determine the additional number of MIOA Shares the Shareholders will receive. For example, if the trading price is $.60, then the Shareholders will receive 966,667 more MIOA Shares ($2,900,000.00/$.60 = 4,833,333; 4,833,333 - 3,866,666
= 966,667).

                        (ii) INSTALLMENT PAYMENTS. The Installment Payments shall be made within fifteen (15) days of calculating the Installment Payment for each Formula Period but in no event later than the 90th day following the end of each Formula Period by delivering to the Shareholders, in accordance with their percentage of ownership interest as described in SCHEDULE 2.1, a series of convertible collaterialized promissory notes (the "DEBENTURES"), one to each Shareholder for each Installment Payment, in the form annexed hereto as EXHIBIT "E". The Debentures will bear interest at an annual rate of 9.5% and the payment of such Debentures will be secured by the issued and outstanding capital stock of the Surviving Company. To that end, the Surviving Company will enter into with the Shareholders a pledge agreement in the form attached hereto as EXHIBIT "F" (hereinafter the "PLEDGE AGREEMENT"). Interest will be paid on the Formula Earnings as calculated herein on a quarterly basis, in arrears, commencing at the end of the second calendar quarter following the Closing Date and will be subject to adjustment at the end of each Formula Period based upon the principal face value of the applicable Debenture earned during such Formula Period. If excess interest is paid pursuant to this Section in any Formala Period as the result of the foregoing, such excess interest will be offset first against any future interest to be paid pursuant to this Section and then, if necessary, against the principal face value of the Debentures. Two Hundred Thousand Dollars ($200,000.00) of the principal face value (or if such Debenture is less than $200,000.00 the entire principal amount) plus all accrued but unpaid interest on the Debenture for Installment Period 1 ("Debenture No. 1") shall be paid on the last day of the 27th month following the Effective Date. The remaining unpaid principal, if any, on Debenture No.1 together with the principal face value of Debentures Nos. 2 and 3 together with all accrued but unpaid interest on said Debentures shall be due and payable on the last day of the 42th month following the Effective Date. The Debentures may be prepaid by MIOA at any time without penalty or additional interest. The Shareholders may convert the principal face value of the Debenture at any time prior to redemption into MIOA Shares at the rate of $1.00 per share. Cash will be paid in lieu of any fractional shares. To the extent that there are reductions or Offsets pursuant to Sections 2.1(a)(ii)A.4 or 5 above and a Shareholder has converted such Debenture(s) prior to any such reduction or Offset than, in such event, the Shareholder shall be required to either return to MIOA the appropriate number of MIOA Shares (with such value per share for this purposes being the conversion price per share) or if such Shares have been sold or otherwise disposed of, pay MIOA the amount of such reduction or Offset in readily available funds within ten (10) days of request.

                        (iii) CAPITAL ADJUSTMENTS AFFECTING DEBENTURES.

                              A.  The  existence  of  the  Debentures  or  the
Rights set forth therein shall not affect in any way the right or power of the Surviving Company, the Holding Corp or MIOA to make or authorize any or all adjustments, subdivisions, combinations, recapitalizations, reorganizations or other changes their capital structure or their business, or any merger or consolidation of the Surviving Company, the Holding Corp or MIOA or to issue any securities, bonds, debentures, or preferred or prior preference stock ahead of or affecting the common stock of the Surviving Company, the Holding Corp or MIOA, the rights thereof or to effect the dissolution or liquidation of the Surviving Company, the Holding Corp or MIOA, or any sale or transfer of all or part of their assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

                              B.  In the event of a stock dividend,
recapitalization, or merger in which MIOA is the surviving corporation, split-up, combination or exchange of shares or the like which results in a change in the number or kind of shares of common stock which is outstanding immediately prior to such event, the aggregate number and kind of MIOA Shares owned by the Shareholders and the rights of the Shareholders to receive MIOA Shares in respect of this Agreement and prior to Closing the Debentures and the price thereof, shall be appropriately adjusted in the same manner as the number and kind of shares a shareholder of MIOA who owned the same number and kind of shares immediately prior to such event. Such adjustments shall be made in good faith by the Board of Directors of MIOA, whose determination shall be conclusive and binding on all parties.

                              C.  Except as otherwise expressly provided herein,
the issuance of shares of MIOA's capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with the direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of MIOA convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of or price of the MIOA Shares which the Shareholders then own or their rights in respect of additional MIOA Shares which they may receive upon the conversion of the Debentures.

                              D.  In case of any consolidation or merger of MIOA
with or into another corporation or the conveyance of all or substantially all of the assets of MIOA to another corporation or a share exchange transaction involving more than 50% of the issued and outstanding common stock of MIOA, the MIOA Shares and right to receive MIOA Shares upon the conversion of the Debentures shall thereafter be convertible into the number of shares of stock, options or other securities or property to which a holder of the number of shares of common stock deliverable upon entitlement to the MIOA Shares would have been entitled upon such consolidation, merger, conveyance, conversion or exchange; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the Shareholders' rights to receive MIOA Shares upon the conversion of the Debentures, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably possible, in relation to any shares of stock, options or other property thereafter deliverable upon entitlement to the Debentures.

      2.2 2. NO REGISTRATION. The Shareholders acknowledge and agree that:

                  (a) Except as otherwise provided herein, the MIOA Shares and the Debentures (collectively hereafter called the "MIOA SECURITIES") are being granted and issued without registration under applicable federal and state securities laws in reliance upon certain exemptions from registration under such securities laws;

                  (b) Each certificate representing the MIOA Securities will bear a legend (in the form attached hereto as EXHIBIT G) restricting its transfer, sale, conveyance or hypothecation, unless such MIOA Securities are either registered under applicable securities laws or an exemption from such registration is applicable;

                  (c) The Shareholders shall not transfer all or any of the MIOA Securities except in compliance with all applicable securities laws including Rule 144 of the Securities Act of 1933. Rule 144 presently allows a sale, within certain limitations, of the MIOA Securities after one (1) year from the date the MIOA Securities are unconditionally earned pursuant to this Agreement;

                  (d) The Shareholders are acquiring the MIOA Securities for their own account, for investment purposes only and not with a view to the sale or distribution thereof.

      2.3 INCIDENTAL REGISTRATION. Except in respect of any registration statement filed prior to August 15, 1999, MIOA agrees that if at any time it shall propose to file a registration statement under the Securities Act of 1933, as amended (the "SECURITIES ACT") on a form suitable for sales by its Shareholders, it will give written notice to such effect to the Shareholders, at least thirty (30) days prior to such filing, and, at the written request of the Shareholders, made within ten (10) days after the receipt of such notice, will include therein at MIOA's cost and expense (except for the fees and expenses of counsel to the Shareholders and, commissions attributable to the MIOA Shares and the shares underlying the Debentures included therein) such of the MIOA Shares and the shares underlying the Debentures held by the Shareholders as they shall request; provided, however, that if the offering being registered by MIOA is underwritten and if no other outstanding shares of MIOA's common stock are included therein and if the representative of the underwriters certifies that the inclusion therein of the MIOA Shares or the shares underlying the Debentures would materially and adversely effect the sale of the securities to be sold by MIOA thereunder, the public offering of the MIOA Shares and the shares underlying the Debentures included in such registration statement either shall be delayed for a period of ninety (90) days after the commencement of the underwritten public offering, provided that the representative of the underwriters certifies in writing that such delay would not materially and adversely effect the sale of the securities to be sold by MIOA or, if the representative of the underwriters will not so certify, the Shareholders shall not be permitted to participate in such registration except to the extent, and then only in proportion thereto, that the other MIOA officers/directors and other shareholders of MIOA possessing similar registration rights are entitled to participate.

      2.4. CLOSING. Consummation of the contemplated transaction (the "CLOSING") shall take place on April 9, 1999 or on such other date or at such other time or place as may be mutually agreed upon in writing by the parties hereto (the "CLOSING DATE"). Notwithstanding the foregoing Closing Date, the subject Merger shall become effective for the purposes of the business arrangement between the parties as of the close of business on February 28, 1999 notwithstanding that the statutory effective date shall be as of the later of (i) the filing of the Articles of Merger with the Secretary of the State of Florida or (ii) the acceptance of the Articles of Merger with the Secretary of the State of New York.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                         OF THE COMPANY AND SHAREHOLDERS

      The Company and the Shareholders, jointly and severally, make the following representations and warranties to MIOA, each of which is true and correct on the date hereof, shall remain true and correct to and including the Effective Date, shall be unaffected by any investigation heretofore or hereafter made by MIOA, or any knowledge of MIOA other than as specifically disclosed herein, or in the disclosure schedules attached hereto to MIOA or otherwise in a writing in the possession of MIOA, and shall survive the Closing of the transactions provided for herein for a period of 120 days following the end of Formula Period 3.

      3.1 COMPANY SHARES. The Shareholders are the owners of the Company Shares free and clear of any direct or indirect claims, liens, security interests, charges, pledges or encumbrances of any nature whatsoever and will be free of such claims, liens, security interests, charges, pledges or encumbrances as of the Effective Date. All of the Company Shares are validly issued to the Shareholders fully paid and nonassessable. There are no existing options, calls, rights or commitments of any character relating to the Company Shares or any Company securities of any kind.

      3.2 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and is validly qualified and licensed in each jurisdiction wherein the character of the property owned or leased by it, or the nature of its business, makes such licensing and/or qualification necessary other than as set forth in SCHEDULE
3.2. Accurate, current and complete copies of the Articles of Incorporation and Bylaws of the Company are attached hereto as SCHEDULE 3.2.

      3.3 CAPITALIZATION. The authorized capital stock of the Company consists of 200 shares of common stock, no par value per share (the "COMPANY STOCK"), 125 shares of which are issued and outstanding (i.e., the Company Shares). No shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and, not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Shareholders of the Company may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company. A complete list of security holders of the Company and their addresses is attached hereto as SCHEDULE 3.3.

      3.4   AUTHORITY AND APPROVAL OF AGREEMENT.

            (a) The execution and delivery of this Agreement by the Company and the Shareholders and the performance of all the Company's and the Shareholders' obligations hereunder have been duly authorized and approved by all requisite corporate action on the part of the Company and the Shareholders pursuant to applicable law. The Company and the Shareholders have the power and authority to execute and deliver this Agreement and to perform all their obligations hereunder.

            (b) This Agreement and any other documents, instruments and agreements executed by the Company and the Shareholders in connection herewith constitute the valid and legally binding agreements of the Company and the Shareholders, enforceable against the Company and the Shareholders in accordance with their terms, except that (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the enforcement of the rights and remedies of creditors; and (ii) the availability of equitable remedies may be limited by equitable principles.

      3.5 NO VIOLATIONS. Other than as set forth in SCHEDULE 3.5, neither the execution, delivery nor performance of this Agreement or any other documents, instruments or agreements executed by the Shareholders and the Company in connection herewith, nor the consummation of the transactions contemplated hereby: (a) will violate any statute, law, ordinance, rule or regulation (collectively, "LAWS") or any order, writ, injunction, judgment, plan or decree (collectively, "ORDERS") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "GOVERNMENT ENTITIES"), (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity; (c) subject to obtaining the consents referred to in this Agreement, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as hereinafter defined) upon any of the assets of the Company (or the Company Shares) under any term or provision of the Articles of Incorporation or By-Laws of the Company or any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which the Company or the Shareholders is a party or by which the Company or the Shareholders or any of its or their assets or properties may be bound or affected; or (d) will or could result in the loss or adverse modification of, or the imposition of any fine or penalty with respect to, any license, permit or franchise granted or issued to, or otherwise held by or for the use of, the Company.

      3.6 FINANCIAL STATEMENTS. Included as SCHEDULE 3.6 are true and complete copies of (i) the combined audited financial statements of the Company and Air Response South, Inc. consisting of the balance sheets of the Company and Air Response South, Inc. as of December 31, 1997, and 1996 and the related statements of operations and cash flows for the years then ended (including the notes contained therein or annexed thereto), (ii) audited financial statements of the Company as of December 31, 1998, and (iii) an unaudited balance sheet of the Company as of February 28, 1999 (the "RECENT BALANCE SHEET"), and the related unaudited statements of operations and cash flows for the two (2) months then ended (the "RECENT STATEMENT OF Operations") and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto). All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, have been prepared in accordance with the books and records of the Company, and fairly present, in accordance with generally accepted accounting principles, the assets, liabilities and financial position, the results of operations and cash flows of the Company as of the dates and for the years and periods indicated.

      3.7 CONDUCT SINCE DATE OF RECENT BALANCE SHEET. Except for this Agreement and as disclosed in SCHEDULE 3.7 hereto, none of the following has occurred since the date of the Recent Balance Sheet:

            (a) NO ADVERSE CHANGE. Any material adverse change in the financial condition, assets, liabilities, business, prospects or operations of the Company;

            (b) NO DAMAGE. Any loss, damage or destruction, whether covered by insurance or not, affecting the Company's business or properties;

            (c) NO INCREASE IN COMPENSATION. Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of the Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

            (d) NO LABOR DISPUTES. Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of the Company.

            (e) NO COMMITMENTS. Any commitment or transaction by the Company (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

            (f) NO DIVIDENDS. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of the Company's capital stock; any redemption, purchase or other acquisition by the Company of any capital stock of the Company, or any security relating thereto; or any other payment to any Shareholder of the Company as a shareholder;

            (g) NO DISPOSITION OF PROPERTY. Any sale, lease or other transfer or disposition of any properties or assets of the Company, except in the ordinary course of business;

            (h) NO INDEBTEDNESS. Any indebtedness for borrowed money incurred, assumed or guaranteed by the Company;

            (i) NO LIENS. Any mortgage, pledge, lien or encumbrance made on any of the properties or assets of the Company;

            (j) NO AMENDMENT OF CONTRACTS. Any entering into, amendment or termination by the Company of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

            (k) LOANS AND ADVANCES. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any Affiliate (for purposes of this Agreement, the term "Affiliate" shall mean and include all shareholders, directors and officers of the Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest);

            (l) CREDIT. Any grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of the Company's policies or practices with respect to the granting of credit; or

            (m) NO UNUSUAL EVENTS. Any other event or condition not in the ordinary course of business of the Company.

      3.8 SUBSIDIARIES. The Company has no subsidiaries. It does not own or control, directly or indirectly, any capital stock of any corporation or interest in any partnership, trust or unincorporated association, or any interest or investment in any other corporation, association or other business entity.

      3.9 LIABILITIES. Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in SCHEDULE 3.9, the Company does not have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the business, financial condition or results of operations of the Company. Except as and to the extent described in the Recent Balance Sheet or in SCHEDULE 3.9, neither the Company nor the Shareholders have knowledge of any basis for the assertion against the Company of any liability and neither has knowledge of any circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of the Company's business and consistent with past practice.

      3.10  TITLE TO AND CONDITION OF PROPERTIES.

            (a) MARKETABLE TITLE. The Company has good and marketable title to all of the Company's assets, business and properties, including, without limitation, all such properties (tangible and intangible) reflected in the Recent Balance Sheet, except for items disposed of in the ordinary course of business since the date of such Recent Balance Sheet, free and clear of all mortgages, liens, (statutory or otherwise) security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "LIENS") except those described in SCHEDULE 3.10. None of the Company's assets, business or properties are subject to any restrictions with respect to the transferability thereof, except as otherwise provided for in Schedule 3.10; and the Company's title thereto will not be affected in any way by the transactions contemplated hereby.

            (b) CONDITION. All property and assets owned, leased or otherwise utilized by the Company, including without way of limitation, all aircraft, engines on said aircraft and airframes of said aircraft, are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Company), have been maintained consistent with the standards of the FAA, the manufacturers, any lenders or lessors and as generally followed in the industry and are sufficient to carry on the Business of the Company as conducted during the preceding 12 months. All buildings, plants and other structures owned or otherwise utilized by the Company are in good condition and repair and to the best of the Company's and the Shareholders' knowledge, have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

      3.11 ACCOUNTS RECEIVABLE. All accounts receivable of the Company reflected on the Recent Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of business; are collectible (net of the reserve shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute. SCHEDULE 3.11 contains an aged schedule of accounts receivable which reconciles with the accounts receivable balance as reflected in the Recent Balance Sheet.

      3.12  CONTRACTS AND COMMITMENTS.

            (a) REAL PROPERTY LEASES. Except as set forth in SCHEDULE 3.18, the Company has no leases of real property.

            (b) PERSONAL PROPERTY LEASES. Except as set forth in SCHEDULE 3.12(B), the Company has no leases of personal property involving consideration or other expenditure in excess of $10,000.00 or involving performance over a period of more than six (6) months.

            (c) PURCHASE COMMITMENTS. The Company has no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of two (2) months normal usage, or which are at an excessive purchase price.

            (d) SALES COMMITMENTS. Except as set forth in SCHEDULE 3.12(d), attached hereto the Company has no sales contracts or commitments to customers which aggregate in excess of $100,000.00 to any one customer (or group of affiliated customers). The Company has no sales contracts or commitments except those made in the ordinary course of business, at arm's length, and no such contracts or commitments are for a sales price which would result in a loss to the Company.

            (e) CONTRACTS WITH AFFILIATES AND CERTAIN OTHERS. The Company has no agreement, understanding, contract or commitment (written or oral) with any Affiliate or any employee, agent, consultant, distributor or dealer that is not cancelable by the Company on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever except as identified in SCHEDULE 3.12(E).

            (f) POWERS OF ATTORNEY. The Company has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

            (g) LOAN AGREEMENTS. Except as set forth in SCHEDULE 3.12 (G), the Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

            (h) GUARANTEES. Except as disclosed on SCHEDULE 3.12 (H), the Company has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

            (i) GOVERNMENT CONTRACTS. The Company is not a party to any contract with any governmental body.

            (j) BURDENSOME OR RESTRICTIVE AGREEMENTS. The Company is not a party to nor is it bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of the Company. Without limiting the generality of the foregoing, the Company is not a party to nor is it bound by any agreement requiring the Company to assign any interest in any trade secret or proprietary information, or prohibiting or restricting the Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

            (k) OTHER MATERIAL CONTRACTS. The Company has no lease, contract or commitment of any nature involving consideration or other expenditure in excess of $100,000.00, or involving performance over a period of more than six (6) months, or which is otherwise individually material to the operations of the Company, except as described in SCHEDULE 3.12(K) or in any other Schedule.

            (l) NO DEFAULT. The Company is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of the Company's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by the Company. To the best of the Company's and the Shareholders' knowledge, no third party is in default under any lease, contract or commitment to which the Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

      3.13 OFFICERS, DIRECTORS, AGENTS, ETC. Set forth on SCHEDULE 3.13 attached hereto is a complete list of all officers (with office held), directors, contractors and agents of the Company, and the compensation and all vacation and other benefits they are entitled to receive from the Company.

      3.14 LABOR MATTERS. Except as set forth on SCHEDULE 3.14, the Company is not and has never been a party to: (a) any profit sharing, pension, retirement, deferred compensation, bonus, stock option, stock purchase, retainer, consulting, health, welfare or incentive plan or agreement or other employee benefit plan, whether legally binding or not; or other employee benefit plan, whether legally binding or not; or (b) any plan providing for "fringe benefits" to its employees, including, but not limited to, vacation, disability, sick leave, medical, hospitalization and life insurance and other insurance plans, or related benefits; or (c) any employment agreement. To the best of the Company's and the Shareholders' knowledge, no former employee of the Company has any claim against the Company (whether under federal or state law, any employment agreement or otherwise) on account of or for: (a) overtime pay; (b) wages or salary for any period; (c) vacation, time-off or pay in lieu of vacation or time-off; or (d) any violation of any statue, ordinance or regulation relating to minimum wages or maximum hours of work. To the best of the Company's and the Shareholders' knowledge, no person or party (including, but not limited to, governmental agencies of any kind) has any claim or basis for any action or proceeding against the Company arising out of any statute, ordinance or regulation relating to discrimination in employment or to employment practices or occupational safety and health standards.

      3.15 COMPLIANCE WITH LAWS AND ORDERS.

            (a) COMPLIANCE. Except as set forth in SCHEDULE 3.15(A), the Company (including each and all of its operations, practices, properties, contracts, agreements and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to aviation, transportation, discrimination in employment, insurance, advertising, occupational safety and health, trade practices, competition, pricing and billing, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws as hereinafter defined. Except as set forth in SCHEDULE 3.15(A), the Company has not received notice of any violation or alleged violation of, and to the best of the Company's and the Shareholders' knowledge, is subject to no Liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by the Company with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

                  (i) The operation of the Company's business as it is now conducted does not, nor does any condition existing at any of its facilities, in any manner constitute a nuisance or other tortuous interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any material aspect of the conduct of such business or materially affect the manner in which it is now conducted.

                  (ii) The Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

                  (iii) The Company has timely filed, in a complete and correct manner, all requisite claims and other reports required to be filed in connection with all state, federal and foreign administrative and governmental authorities due on or before the date hereof. There are no claims, actions, payment reviews, or appeals pending or to the best of the Company's and the Shareholders' knowledge, threatened before any commission, board or agency, including, without limitation, any intermediary or carrier, the Federal Aviation Authority, Administrator of the Health Care Financing Administration, the Department of Transportation, the Department of Health and Rehabilitative Services, or any other state or federal agency or compliance matters, which would materially adversely affect the Business, the Company or the consummation of the transactions contemplated hereby. No validation review or program integrity review related to the Company (other than normal, routine reviews) has been conducted by any commission, board or agency and no such reviews are scheduled, pending or, to the best of the Company's and the Shareholders' knowledge, threatened against or affecting the Company or the consummation of the transactions contemplated hereby.

                  (iv) Neither the Company nor any person or entity providing services for the Company have engaged in any activities pursuant to any statute or governmental regulation, whether state, federal or foreign related to: (a) the making of a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge of the occurrence of any event affecting the right to any benefit or payment on its, his or her own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration, kickback, bribe or rebate, directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration in return for the right to any benefit or payment.

                  (v) The Company has filed when due any and all material reports and other documentation and reports, if any, required to be filed with third-party payors and governmental agencies in compliance with applicable contractual provisions and/or laws, regulations and rules.

            (b) LICENSES AND PERMITS. Except as set forth in SCHEDULE 3.15(B) attached hereto, the Company has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the Business and operation of its facilities. All such licenses, permits, approvals, authorizations and consents are described in SCHEDULE 3.15(B), are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as set forth in SCHEDULE 3.15(B), the Company (including its Business, operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

            (c) ENVIRONMENTAL MATTERS. Applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("WASTE") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this Section 3.15, to the best of the Company's and Shareholders' knowledge and belief, the Company is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in SCHEDULE 3.15(C), there is no Litigation nor, to the best of the Company's and the Shareholders' knowledge, any demand, claim, hearing or notice of violation pending or threatened against the Company relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in SCHEDULE 3.15(C), to the best of the Company's and Shareholders' knowledge and belief there are no past, present or future events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

      3.16 BOOKS AND RECORDS. With respect to all material matters occurring since the inception of the Company which could have a material adverse effect on the Company on or after the date hereof, the minute books and other records of the Company contain complete and accurate records of all such material matters, meetings and other corporate actions of its shareholders and board of directors.

      3.17  TAX MATTERS.

            (a) PROVISION FOR TAXES. The provision made for taxes on the Recent Balance Sheet is and will be sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed, at the date of the Recent Balance Sheet and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, the Company has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of the Company.

            (b) TAX RETURNS FILED. Except as set forth on SCHEDULE 3.17(b), all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of the Company have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. True and complete copies of all tax returns or reports filed by the Company for each of its two (2) most recent fiscal years have been delivered to MIOA. The Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of the Company.

            (c) TAX AUDITS. The Company has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by the Company. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

            (D) OTHER. Except as set forth in SCHEDULE 3.17(D), the Company has not (i) filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) applied for any tax ruling,
 (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement. The Company is not a "United States real property holding company" within the meaning of Section 897 of the Code.

      3.18 REAL ESTATE. The Company owns no real estate and has not committed to purchase any real estate. The Company has good and marketable title to each of the leaseholds described in SCHEDULE 3.18 attached hereto, free and clear of all mortgages, liens, encumbrances, leases, equities, claims, shares, easements, rights-of-way, covenants, conditions and restrictions except as otherwise described in the leasehold agreements. Except as stated on SCHEDULE 3.18, no officer, director, shareholders or employee of the Company, or any spouse, child or other relative thereof, owns directly or indirectly, in whole or in part, any of the leaseholds described on SCHEDULE 3.18. Each of the leases described on
SCHEDULE 3.18 is a valid and binding obligation of the Company and enforceable in accordance with its terms and conditions, and to the best knowledge and belief of the Company and the Shareholders, each of the leases described on
SCHEDULE 3.18 is a valid and binding obligation of each of the other parties thereto. Neither the Company nor, to the best knowledge of the Company and the Shareholders, any other party to any such lease is in default with respect to any material term or condition thereof, nor to the best knowledge of the Company and the Shareholders, has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder, or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any of the assets of the Company. So far as the Company and Shareholders are aware, use operation of the buildings, fixtures and other improvements described in SCHEDULE 3.18 as presently conducted is not in violation of any applicable building code, zoning ordinance or other law or regulation.

      3.19 INSURANCE. True and correct copies of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the Business and properties of the Company, have heretofore been delivered to MIOA. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of the Company, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. SCHEDULE 3.19 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal 75% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and neither the Company nor the Shareholders have knowledge of any act or omission of the Company which could result in cancellation of any such policy prior to its scheduled expiration date. The Company has not been refused any insurance with respect to any aspect of the operations of the Business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. The Company has duly and timely made all claims it has been entitled to make under each policy of insurance. There is no claim by the Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and neither the Company nor the Shareholders know of any basis for denial of any claim under any such policy. The Company has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by the Company with all requirements of law and with the requirements of all material contracts to which the Company is a party.

      3.20 PERSONNEL. SCHEDULE 3.20 attached hereto contains accurate and complete information as to names and rates of compensation (whether in the form of salaries, bonuses, commissions or other supplemental compensation now or hereafter payable) of all personnel of the Company, together with information as to any contracts with any such personnel. The Company has no pension, profit-sharing, bonus, incentive, insurance or other employee benefit plans (including without limitation any such plans within the meaning of Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended) in which any employees of the Company participate, except as set forth on the SCHEDULE 3.20.

      3.21 LITIGATION. Other than as set forth in SCHEDULE 3.21, the Company is not a party to, the subject of, or threatened with any litigation nor to the best knowledge of the Company and the Shareholders, is there any basis for any litigation. The Company is not contemplating the institution of any litigation.

      3.22 OTHER LIABILITIES. To the best of the Company's and the Shareholders' knowledge no claim of breach of contract, tort, product liability or other claim, contingent or otherwise, has been asserted or threatened against the Company nor is capable of being asserted by any employee, creditor, claimant or other person against the Company. To the best of the Company's and the Shareholders' knowledge, no state of facts exists or has existed, nor has any event occurred, which could give rise to the assertion of any such claim by any person.

      3.23 CONSENTS. The execution, delivery and performance by the Shareholders of this Agreement and the consummation by the Shareholders of the transactions contemplated hereby do not require any consent that has not been received prior to the date hereof.

      3.24 JUDGMENTS. There are no outstanding judgments against the Company. There are no open workers compensation claims against the Company, or to the best of the Company's and the Shareholders' knowledge, any other obligation, fact or circumstance which would give rise to any right of indemnification on the part of any current or former shareholder, director, officer, employee or agent of the Company, or any heir or personal representative thereof, against the Company, or any successor to the businesses of the Company.

      3.25 BROKERS. Except as previously disclosed in writing, neither the Shareholders nor the Company have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which MIOA could become liable or obligated.

      3.26 TRADE RIGHTS. SCHEDULE 3.26 lists all Trade Rights (as defined below) in which the Company now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by the Company, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in SCHEDULE 3.26 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of the Company, as such is currently being conducted or proposed to be conducted, the Company does not require any Trade Rights that it does not already have. To the best of the Company's and the Shareholders' knowledge, the Company is not infringing and has not infringed any Trade Rights of another in the operation of the business of Company, nor is any other person infringing the Trade Rights of the Company. The Company has not granted any license or made any assignment of any Trade Right listed on SCHEDULE 3.26, nor does the Company pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or to the best of the Company's and the Shareholders' knowledge, threatened to challenge the Company's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of the Company. All Trade Rights of the Company are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of the Company. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by the Company. As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.

      3.27 BANK ACCOUNTS. SCHEDULE 3.27 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefor, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

      3.28 OPERATION OF AIRCRAFT. The Company's aircraft as identified in
SCHEDULE 3.28 (hereinafter the "AIRCRAFT") have been and continue to be operated
(i) in accordance with the operating instructions of their respective FAA approved Aircraft Flight Manual and the manufacturer's operating and maintenance instructions; (ii) in conformity with all Laws and Orders, now existing or which may be enacted, which affect the operation, use or possession of the Aircraft or the use of any airport premises by the Aircraft, including, but not limited to, all Laws and Orders which must be complied with in order to at all times maintain the Aircraft's Airworthiness Certificate; (iii) in compliance with the terms, conditions and limitations of and in the geographical areas allowed by the insurance policies referred to in Section 3.19 hereof and by Company pilots holding any and all licenses required under such insurance policies; (iv) in accordance with all maintenance service plans and (v) in accordance with the operating and maintenance procedures established by any lender, lessor or any person with whom the Company may have contracted for the operation and/or maintenance of the Aircraft. The Aircraft have been operated solely in the conduct of Company's business and for no other purposes.

      3.29 CARE, USE AND MAINTENANCE. During the periods in which the Company has owned or operated the Aircraft, it shall have (a) maintained, serviced, repaired, overhauled and tested; or caused the same to be done to, the Aircraft so as to keep the Aircraft in good operating condition, state of repair and appearance, ordinary wear and tear excepted, and in such condition as to required to enable the Airworthiness Certificate of the Aircraft to be maintained in good standing at all times under Title 49 with the FAA or as required by any other applicable government authority; (b) maintained all records, logs, manuals and other material required by the FAA and Title 49 to be maintained in respect of the Aircraft; (c) promptly furnished its lenders, lessors and others such information as may be required to file any reports required to be filed by the Lessor (or the owner, if other than the Company) of the Aircraft with any governmental authority (d) maintained the engines of the Aircraft in accordance with all maintenance service plans and lender or lessor requirements and maintain the Aircraft, the engines and the main components in accordance with a manufacturer's approved maintenance program or other such program to ensure the Aircraft's eligibility to be placed on another operator's maintenance program; (e) installed all applicable vendor's and manufacturer's service bulletin kits received by the Company that are required for the Aircraft, and incorporated all airworthiness directives; (f) notified all appropriate parties of any notices or similar documents which the Company received from the manufacturer or any governmental agency concerning the maintenance, service, repair, overhaul, testing or use of the Aircraft; and (g) properly maintained the Aircraft in accordance with generally accepted customs and practice.

      3.30 DISCLOSURE. No representation or warranty by the Company and/or the Shareholders in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of the Company or Shareholders pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, disclosure schedule or document delivered by or on behalf of the Company and/or Shareholders shall be deemed representations and warranties by the Company and the Shareholders.

      3.31 Y2K COMPLIANT. The Company's equipment, computers, software, hardware, aircraft, business and processes in which date sensitive software is utilized are year 2000 compliant such that such equipment, computers, software, hardware, aircraft, business and processes will not experience failures, interruptions or malfunctions in a manner that will have a material adverse effect on such equipment, computers, software, hardware, aircraft, business and processes, the Company and/or its business.

      3.32 AIR RESPONSE SOUTH, INC. Louis R. Capece, Jr. hereby represents and warrants that he owns 100% of the issued and outstanding stock of Air Reponse South, Inc. (hereinafter "AIR SOUTH"). Capece further warrants and represents that Air South does not own any assets, conduct any business or has or otherwise will engage in any activity that would interfere with the business of the Surviving Corporation.


                                   ARTICLE IV.
                     REPRESENTATIONS AND WARRANTIES OF MIOA

      MIOA hereby makes the following representations and warranties to the Shareholders, each of which MIOA represents to be true and correct on the date hereof, shall remain true and correct to and including the Effective Date, shall be unaffected by any investigation heretofore or hereafter made by the Shareholders, or any knowledge of the Shareholders other than as specifically disclosed in the disclosure schedules attached hereto to the Shareholders or otherwise in a writing in the possession of a Shareholder, and shall survive the Closing of the transactions provided for herein for a period of 120 days following the end of Formula Period 3. Notwithstanding anything herein to the contrary, if a Shareholder, by written notice prior to the expiration of Formula Period 3, advises MIOA of his question, dispute, debate, variance or contention relative to any specific representation or warranty of MIOA such survival period shall be extended until such time as the matter in question is resolved.

      4.1. MIOA SHARES. All of the MIOA Shares shall be validly issued to the Shareholders, fully paid and non-assessable. MIOA shall deliver good and marketable title to the MIOA Shares, which shares shall be fully paid and non-assessable and except as otherwise provided in this Agreement shall be free and clear of all Liens (as defined in Section 3.10(a) above).

      4.2. ORGANIZATION. MIOA is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is not required to be qualified or licensed as a foreign corporation in any other jurisdiction. MIOA has the full power and authority to own all its assets and to conduct its business as and where its business is presently conducted.

      4.3.  AUTHORITY AND APPROVAL OF AGREEMENT.

            (a) The execution and delivery of this Agreement by MIOA and the performance of all MIOA's obligations hereunder have been duly authorized and approved by all requisite corporate action on the part of MIOA pursuant to applicable law. MIOA has the power and authority to execute and deliver this Agreement and to perform all its obligations hereunder.

            (b) This Agreement and each of the other documents, instruments and agreements executed by MIOA in connection herewith constitute the valid and legally binding agreements of MIOA, enforceable against MIOA in accordance with their terms, except that: (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the enforcement of the rights and remedies of creditors; and (ii) the availability of equitable remedies as may be limited by equitable principles.

      4.4. NO VIOLATIONS. Neither the execution, delivery nor performance of this Agreement or any other documents, instruments or agreements executed by MIOA in connection herewith, nor the consummation of the transactions contemplated hereby: (a) constitutes a violation of or default under (either immediately, upon notice or upon lapse of time) the Articles of Incorporation or Bylaws of MIOA, any provision of any contract to which MIOA or its assets may be bound, any judgment to which MIOA is bound or any law applicable to MIOA; or (b) result in the creation or imposition of any encumbrance upon, or give any third person any interest in or right to, any or all of the MIOA Securities or any other capital stock of MIOA or any of the assets of MIOA; or (c) result in the loss or adverse modification of, or the imposition of any fine or penalty with respect to, any license, permit or franchise granted or issued to, or otherwise held by or for the use of, MIOA.

      4.5. CONSENTS. The execution, delivery and performance by MIOA of this Agreement and the consummation by MIOA of the transactions contemplated hereby do not require any consent that has not been received prior to the date hereof.

      4.6. S.E.C. DOCUMENTS. MIOA has delivered or made available to the Shareholders all required reports, schedules, forms, statements and other documents filed or to be filed with the Securities and Exchange Commission (the "SEC") since January 1, 1996 (collectively, the "SEC DOCUMENTS") together with its Private Placement Memorandum Dated January 19, 1999, including Exhibits and Supplements (the "PPM") (the SEC Documents and the PPM shall hereinafter be known as the "DISCLOSURE DOCUMENTS"). The financial statements included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

      4.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Disclosure Documents and as set forth in SCHEDULE 4.7, since the date of the most recent financial statements included in the SEC Documents, MIOA has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (a) any material adverse change with respect to MIOA or its capital stock;
(b) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to MIOA or its capital stock; or (c) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of MIOA to consummate the transactions contemplated by this Agreement.

      4.8. BROKERS. MIOA has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Shareholders or the Company could become liable or obligated.

      4.9. FULL DISCLOSURE. To the best knowledge of MIOA, no representation or warranty by MIOA in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of MIOA pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not materially misleading.

      4.10. NO ENCUMBRANCES ON MIOA SECURITIES. Except as set forth in this Agreement, the MIOA Shares being transferred by MIOA to the Shareholders and their assigns are free and clear of any liens, claims, encumbrances or restrictions of any kind, and none of those shares is subject to options, rights, warrants, or other agreements or commitments other than set forth in this Agreement.

      4.11 GLOBAL. The Global companies are wholly owned subsidiaries of the Holding Corp. Global has conducted its business only in the ordinary course and there is not presently: (a) any material adverse change to its business; (b) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse affect or give rise to a material adverse affect with respect to its business; or (c) any condition, event or occurrence which could reasonably be expected to prevent or materially hinder the ability of Global to realize its projected earnings as delivered to Shareholders, other than items, events and/or occurrences which are presently unknown to MIOA.

      4.12 GLOBAL FINANCIALS. Included as SCHEDULE 4.12 are true and complete copies of the audited financial statements of Global consisting of (i) balance sheets of Global as of December 31, 1998 and the related statement of operations and cash flows for the year then ended (including the notes contained therein or annexed thereto), and (ii) an unaudited balance sheet of Global as of February 28, 1999 (the "RECENT BALANCE SHEET"), and the related unaudited statement of operations and cash flows for the two (2) months then ended (the "RECENT STATEMENT OF OPERATIONS") and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto). All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, have been prepared in accordance with the books and records of Global, and fairly present, in accordance with generally accepted accounting principles, the assets, liabilities and financial position, the results of operations and cash flows of Global as of the dates and for the year and period indicated.


                                   ARTICLE V.
                           INTERPRETATION; SURVIVAL OF
             REPRESENTATIONS AND WARRANTIES; AND INDEMNIFICATION

      5.1. INTERPRETATION. Except where indicated otherwise, each warranty and representation made by a party in this Agreement or pursuant hereto shall be read and interpreted in conjunction with all other warranties and representations made by the same party in this Agreement or pursuant hereto (whether or not covering identical, related or similar matters) and must not be independently and separately satisfied.

      5.2. SURVIVAL. All representations and warranties made in this Agreement or pursuant hereto shall survive the date hereof and the Effective Date for a period ending 120 days following Formula Period 3 (the "SURVIVAL PERIOD"). Notwithstanding anything herein to the contrary, if an indemnitee under this agreement, by written notice prior to the expiration of the Survival Period, advises an indemnitor of its question, dispute, debate, variance or contention relative to any specific representation warranty or other matter which is subject to the indemnity provisions of this Section, such survival period shall be extended until such time as the matter in question is resolved.

      5.3. INDEMNIFICATION.

            (a) BY SHAREHOLDERS. The Shareholders hereby jointly and severally agree to indemnify, defend and hold harmless MIOA, its subsidiaries and their directors, officers, employees and controlled and controlling persons (hereinafter "MIOA'S AFFILIATES"), from and against all Claims (as hereinafter defined) asserted against, resulting to, imposed upon, or incurred by MIOA, MIOA's affiliates, the Surviving Company, their businesses or their assets, directly or indirectly, by reason of, arising out of or resulting from (x) the inaccuracy or breach of any representation or warranty of the Company or such Shareholders contained in or made pursuant to Article III of this Agreement; (y) the breach of any covenant of the Company or such Shareholders contained in this Agreement, and (z) any Claim against the Surviving Company, its business or its assets not otherwise disclosed in this Agreement or the disclosure schedules relating to or arising from matters related to or arising from the Company, or its businesses prior to the Effective Date (except those claims disclosed in SCHEDULE 3.21 for which MIOA, MIOA Affiliates and the Surviving Company shall be indemnified). As used in this Agreement, the term "CLAIM" shall include (i) all liabilities; (ii) all losses, damages, judgments, awards, settlements, costs and expenses (including, without limitation, interest including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and (iii) all demands, claims, actions, costs of investigation, causes of action, proceedings and assessments ultimately determined to be valid.

            (b) BY MIOA. MIOA hereby agrees to indemnify, defend and hold harmless the Shareholders from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (x) the inaccuracy or breach of any representation or warranty of MIOA contained in or made pursuant to this Agreement; (y) the breach of any covenant of MIOA contained in this Agreement; or (z) all Claims of or against Shareholders specifically assumed by MIOA pursuant hereto.

            (c) MATERIALITY. The parties recognize that many of the representations, warranties and covenants set forth in this Agreement are qualified by the term "MATERIAL". For purposes of this Agreement, the parties hereby agree that a "MATERIAL" event(s) has occurred if the impact of such event(s) has resulted or is reasonably likely to result in costs, expenses and/or damages for any event(s) singularly or in the aggregate in excess of Fifty Thousand Dollars ($50,000.00)

      5.4. LIMITATION. The parties agree that the indemnification provisions set forth in this Article shall be limited to all Claims over Fifty Thousand Dollars ($50,000.00) (the "Threshold") but not in excess of the Purchase Price. Once a Claim exceeds the Threshold, if a party is entitled to indemnification under
Section 5.3, such party shall recover all appropriate funds, as provided in
Section 5.3, with no reduction for the Threshold amount. Further, the indemnitors shall not be liable for any liabilities resulting from Claims that are covered by any insurance policy or other indemnity or contribution agreement unless, and only to the extent that payment is not received from such insurance policy, indemnity or contribution agreement. Notwithstanding the foregoing, the $50,000 limitation shall not apply to any claims or damages arising out of the matter disclosed in SCHEDULE 3.21.

      5.5 SETOFFS. If MIOA is entitled to indemnification pursuant to the provisions of this Agreement then, in such event, MIOA shall be entitled to setoff or otherwise reduce the Installment Payment(s) due hereunder by the amount for which it is entitled to indemnification.

                                   ARTICLE VI.
                                 OTHER COVENANTS


      6.1. GENERAL RELEASES. At the Closing, the Shareholders shall each deliver a general release to MIOA, substantially in the form attached hereto as EXHIBIT H, releasing the Company, Surviving Company and their directors, officers, agents and employees from all claims through the Effective Date, except (i) as may be described in written contracts disclosed in the disclosure schedules and expressly described and excepted from such releases, and (ii) indemnification rights and compensation for current periods expressly described and excepted from such releases. Such releases shall also contain waivers of any right of contribution or other recourse against the Surviving Company with respect to representations, warranties or covenants made herein by the Company.

      6.2. ACCESS TO INFORMATION AND RECORDS. During the period prior to the Closing Date, the Shareholders shall cause the Company to give MIOA, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of the Company and for the purpose of such inspection, investigation and testing as MIOA deems appropriate (and the Company shall furnish or cause to be furnished to MIOA and its representatives all information with respect to the business and affairs of the Company as MIOA may request); (ii) access to employees, agents and representatives for the purposes of such meetings and communications as MIOA reasonably desires; and (iii) with the prior consent of the Company in each instance (which consent shall not be unreasonably withheld), access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with the Company.

      6.3. CONDUCT OF BUSINESS PENDING THE CLOSING DATE. From the date hereof until the Closing Date, except as otherwise approved in writing by MIOA, the Company and the Shareholders covenant as follows:

            (a) NO CHANGES. The Company will carry on its business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation.

            (b) MAINTAIN ORGANIZATION. The Company and the Shareholders will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of the Company and they will use their best efforts to preserve the business organization of the Company intact, to keep available to the Company the present officers and employees, and to preserve for the Company their present relationships with suppliers and customers and others having business relationships with the Company and;

            (c) NO BREACH. Neither the Company nor the Shareholders will do or omit any act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by the Company and the Shareholders herein, which would have required disclosure herein had it occurred after the date of the Recent Balance Sheet and prior to the date of this Agreement.

            (d) NO MATERIAL CONTRACTS. No contract or commitment will be entered into, and no purchase of equipment, parts or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Company, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to the Company (individually or in the aggregate) and would not have been required to be disclosed in the disclosure schedules had they been in existence on the date of this Agreement.

            (e) NO CORPORATE CHANGES. Except as otherwise provided herein, the Company shall not amend its Articles of Incorporation or Bylaws or make any changes in authorized or issued capital stock.

            (f) MAINTENANCE OF INSURANCE. The Company shall maintain all of the insurance in effect as of the date hereof and shall procure such additional insurance as shall be reasonably requested by MIOA.

            (g) MAINTENANCE OF PROPERTY. The Company and the Shareholders shall use, operate, maintain and repair all the Company's property in a normal business manner.

            (h) INTERIM FINANCIALS. The Company will provide MIOA with interim monthly financial statements and other management reports as and when they are available.

            (i) NO NEGOTIATIONS. Neither the Company nor the Shareholders will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of the Company, the Company's assets or business or any part thereof or any equity securities of the Company (an "ACQUISITION PROPOSAL"), and the Company and the Shareholders shall immediately advise MIOA of the receipt of any acquisition proposal.

            (j) NO TRANSFER OF SHARES. The Shareholders shall not transfer or attempt to transfer any of the Company Shares except as provided herein; and the Company shall refuse to accept any certificates for the Company Shares to be transferred or otherwise to allow such transfers to occur upon its books.

      6.4. CONSENTS. MIOA, the Company and the Shareholders will use their best efforts prior to the Closing Date to obtain all consents necessary for the consummation of the transactions contemplated hereby.

      6.5. OTHER ACTION. MIOA, the Company and the Shareholders shall use their best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

      6.6. DISCLOSURE SCHEDULE. MIOA, the Shareholders and the Company shall have a continuing obligation to promptly notify each other in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the disclosure schedules, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

      6.7. CAPITAL INFUSION. MIOA will use its reasonable best efforts to make available to the Holding Corp Five Million Dollars ($5,000,000.00) of capital either in the form of cash, debt, its capital stock or a combination thereof for the purpose of expanding through internal growth, acquisitions and/or mergers, its air ambulance and charter business. Notwithstanding, if MIOA is unable to provide, for whatever reason, the capital necessary to consummate any approved acquisition and/or merger, the parties agree that the Shareholders have the right to personally provide such capital for such purpose on mutually agreeable terms and conditions.

                                  ARTICLE VII.
            CONDITIONS PRECEDENT TO THE SHAREHOLDERS' OBLIGATIONS

      Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, the Shareholders' obligation to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Article VII, except to the extent that such satisfaction is waived in writing by the Shareholders.

      7.1. REPRESENTATIONS AND WARRANTIES OF MIOA. All representations and warranties made by MIOA in this Agreement and the Schedules hereto shall be true and correct in all material respects on the date hereof, and shall be true and correct in all material respects at the time of the Closing as though such representations were again made, without exception or deviation, at the time of the Closing.

      7.2. PERFORMANCE OF THIS AGREEMENT. MIOA shall have duly performed or complied with all the obligations under this Agreement to be performed or complied with by MIOA on or prior to the Closing Date.

      7.3. ABSENCE OF LITIGATION. No litigation shall have been threatened or instituted on or before the time of the Closing Date by any person, the result of which did or could prevent or make illegal the consummation of the transaction contemplated by this Agreement, or which had or could have a material adverse effect on MIOA.

      7.4. SHAREHOLDERS GUARANTEES. MIOA shall use all reasonable efforts to have the Shareholders removed from any and all guarantees, agreements, obligations or debts, as identified in SCHEDULE 7.4, that were entered into by a Shareholder to facilitate or induce another party to engage in any business activity with the Company. If MIOA is unable to remove such Shareholder from such guarantees, agreements, obligations or debts then, in such event, MIOA will indemnify the Shareholders for any damages the Shareholders incurs relative to such guarantees, agreements, obligations or debts.

      7.5. DELIVERIES AT CLOSING. On or prior to the Closing Date, in addition to all other deliveries to be made by MIOA, MIOA shall deliver or cause to be delivered to the Shareholders (a) a certificate signed by an officer of MIOA, dated the Closing Date, certifying that: (i) all of the terms and conditions of this Agreement to be satisfied or performed by MIOA on or before the time of the Closing Date have been satisfied or performed; and (ii) no litigation has been instituted or, or to best of said officer's knowledge threatened on or before the time of the Closing Date by any person, the result of which did or could prevent or make illegal the consummation of the transaction contemplated by this Agreement and (b) the employment agreements with Shareholders in substantially the same forms as attached hereto as composite EXHIBIT I.

                                  ARTICLE VIII.
                  CONDITIONS PRECEDENT TO MIOA'S OBLIGATIONS

      Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, MIOA's obligations to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Article VII, except to the extent that such satisfaction is waived in writing by MIOA.

      8.1. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. All representations and warranties made by the Company and the Shareholders contained in this Agreement and the disclosure schedules hereto shall be true and correct in all material respects on the date hereof, and shall be true and correct in all material respects at the time of the Closing as though such representations were again made, without exception or deviation, at the time of the Closing.

      8.2. PERFORMANCE OF THIS AGREEMENT. The Company and the Shareholders shall have duly performed or complied with all of the covenants and obligations under this Agreement to be performed or complied with by them on or prior to the Closing Date.

      8.3. ABSENCE OF LITIGATION. No litigation shall have been threatened or instituted on or before the time of the Closing Date by any person, the result of which did or could prevent or make illegal the consummation of the transaction contemplated by the Agreement, or which had or could have a material adverse effect on the Company, its assets or its Business.

      8.4. DELIVERIES AT CLOSING. On or prior to the Closing Date, in addition to all other deliveries to be made by the Shareholders hereunder, the Shareholders shall deliver or cause to be delivered to MIOA: (a) a certificate signed by the Shareholders, dated as of the Closing Date, certifying that: (i) all of the terms and conditions of this Agreement to be satisfied or performed by the Company and the Shareholders on or before the time of the Closing Date have been satisfied or performed; (ii) no litigation has been instituted or, to the best of their knowledge, threatened on or before the time of the Closing Date by any person, the result of which did or could prevent or make illegal the consummation of the transaction contemplated by this Agreement; or which had or could have a material adverse effect on the Company, its assets or its Business; and (iii) there has not been any material adverse change in or affecting the Company, its assets or its Business between the date of this Agreement and the Closing Date.

                                   ARTICLE IX.
                  OBLIGATIONS ON OR BEFORE THE CLOSING DATE

      9.1. OBLIGATIONS OF MIOA TO THE SHAREHOLDERS ON OR BEFORE THE CLOSING DATE. MIOA hereby covenants and agrees to deliver or cause to be delivered to the Shareholders on or before the Closing Date or when otherwise required by this Agreement, or if agreed, as soon thereafter as is reasonably possible, the following:

            (a) Duly issued certificates (with legends as provided in Section
2.2 (a) hereof) representing the Initial Payment due at closing, together with any documentary stamps required in connection with such transfer and such other appropriate documents and instruments of transfer as the Shareholders may reasonably request;

            (b) A certification by an officer of MIOA that MIOA was authorized to execute, deliver and perform this Agreement and is authorized to consummate the transactions contemplated hereby; and

            (c) All Schedules, Exhibits, Employment Agreements and other ancillary documents contemplated by this Agreement and such other documents and instruments as the Shareholders may reasonably request in order to effectuate the terms of this Agreement.

            (d) A Good Standing Certificate for Global Air Charter, Inc., MIOA and the Holding Corp from the State of Florida and in respect of Global Air Rescue, Inc. from the State of Delaware, dated no later than three (3) days prior to the Closing Date.

      9.2. OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS TO MIOA ON OR BEFORE THE CLOSING DATE. The Company and the Shareholders hereby covenant and agree to deliver or cause to be delivered to MIOA on or before the Closing Date or, if agreed, as soon thereafter as is reasonably possible the following:

            (a) Duly executed stock certificates representing the Company Shares, free and clear of all encumbrances together with any documentary stamps required in connection with such transfer and such other appropriate documents and instruments of transfer as MIOA may reasonably request ;

            (b) A certification by the Company's president that the Company was authorized to execute, deliver and perform this Agreement and is authorized to consummate the transactions contemplated hereby;

            (c) A Good Standing Certificate for the Company from the State of New York dated no later than the seven (7) days prior to the Closing Date.

            (d) Incumbency certificates relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to MIOA pursuant to the terms hereof.

            (e) The General Releases referred to in Section 6.2, duly executed by the persons referred to in such Section.

            (f) All Schedules, Exhibits, Employment Agreements and other ancillary documents contemplated by this Agreement and such other documents and instruments as MIOA may reasonably request in order to effectuate the terms of this Agreement.

            (g) The consent and approval of the relevant portions of the transaction contemplated by this Agreement by the FAA, the Company's lenders and others, if required, on such terms and conditions, if any, as are acceptable to MIOA and the Shareholders.

                                   ARTICLE X.
                            TERMINATION AND RECISION

      10.1. TERMINATION PRIOR TO CLOSING DATE.  If, prior to the Closing Date:

            (a) A party hereto shall materially breach or default in the full and timely performance and satisfaction of any of its representations and warranties or obligations under this Agreement, and such breach or default is not cured on or before the fifth (5th) day (or such reasonably longer period if five (5) days is an unreasonable period to cure such breach or default) after the date notice is given by the non-defaulting party to the defaulting party specifying the nature of such breach or default, then the non-defaulting party may terminate this Agreement at anytime following the period for curing such breach or default. The Closing Date will be extended for such reasonable period necessary to allow the defaulting party to cure the breach or default.

            (b) If any of the conditions or obligations set forth in Article VII and Section 9.1, respectively, are not satisfied at or before the time of the Closing Date, then the Company and/or the Shareholders may terminate this Agreement by notifying MIOA within five (5) days immediately following the Closing Date. The Closing Date may be extended for such reasonable period necessary to allow for the satisfaction of such conditions; provided that such extension shall not be beyond April 15, 1999.

            (c) If any of the conditions set forth in Article VIII and Section 9.2, respectively, are not satisfied at or before the time of the Closing Date, then MIOA may terminate this Agreement by notifying the Company and the Shareholders within five (5) days immediately following the Closing Date. The Closing Date will be extended for such reasonable period necessary to allow for the satisfaction of such conditions; provided that such extension shall not be beyond April 15, 1999.

            (d) The parties hereby acknowledge and agree that at the time of the execution of this Agreement that the Exhibits and Schedules have not been fully completed and delivered and that certain provisions herein are subject to further review and reasonable modification and change by the parties. Accordingly, either MIOA or the Shareholders may terminate this Agreement by notifying the other parties prior to the Closing Date if (i) such Exhibits and Schedules are not completed to the reasonable satisfaction of the parties on or before April 15, 1999; or, (ii) if the parties are unable to agree by April 15, 1999 to any such changes and/or modifications proposed by the parties. If terminated, all rights, duties and obligations of the parties shall terminate and this Agreement shall be null and void with no further force or effect.

10.2. RECISION POST CLOSING DATE.

            (a) Due to the material nature of this transaction, the Company is required to undergo an audit by independent certified accountants. If, for whatever reason, the Company is deemed to be unauditable by such accountants or if during the course of the audit a matter is revealed or discovered which could, in the good faith opinion of MIOA, have a material adverse affect on MIOA, the Holding Corp or the Surviving Corporation then, in such event, MIOA shall have the right, in its sole and absolute discretion to rescind this transaction by providing written notice to the Shareholders. Such notice must be given no later than May 15. If the transaction is rescinded in accordance with this provision, MIOA shall transfer all the stock of the Surviving Corporation to Shareholders in exchange for any and all consideration paid to the Shareholders in connection with this Agreement. Thereafter, all rights, duties and obligations of the parties shall terminate and this Agreement shall be null and void with no further force or effect.

            (b) Global as a subsidiary of MIOA is also required to undergo an audit by independent certified accountants. If, for whatever reason, Global is deemed to be unauditable by such accountants or if during the course of the audit a matter is revealed or discovered which could, in the good faith opinion of the Shareholders, have a material adverse affect on the Holding Corp or the Surviving Corporation then, in such event, the Shareholders shall have the right, in their sole and absolute discretion to rescind this transaction by providing written notice to MIOA. Such notice must be given no later than May 15, 1999. If the transaction is rescinded in accordance with this provision, MIOA shall transfer all the stock of the Surviving Corporation to Shareholders in exchange for any and all consideration paid to the Shareholders in connection with this Agreement. Thereafter, all rights, duties and obligations of the parties shall terminate and this Agreement shall be null and void with no further force or effect.

                                   ARTICLE XI.
                                  MISCELLANEOUS

      11.1. NOTICES. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, and addressed as set forth below:

      If to the Shareholders:  Louis R. Capece, Jr.
                               10845 Bayshore Drive
                               Windemere, FL 34786

                               Donald Jones
                               C/O Air Response, Inc.
                               7211 S. Peoria, Suite 200
                               Englewood, CO  80112

      With a copy to:          Richard F. Taylor, Jr., Esquire
                               Walton Crossing I, Suite 225
                               231 Walton Street
                               Syracuse, NY 13202

      To Company:             Air Response, Inc.
                              c/o Louis R. Capece, Jr.
                              108 Bayshore Drive
                              Windemere, FL 34786

      If to MIOA:             Medical Industries of America, Inc.
                              1903 S. Congress Ave., #400
                              Boynton Beach, FL  33463
                              Attn:  Paul C. Pershes, President

      11.2. ENTIRE AGREEMENT. This Agreement, including the disclosure schedules attached hereto and the documents delivered pursuant hereto, sets forth all the promises, covenants, agreements, conditions and understandings among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein contained. No changes of or modifications or additions to this Agreement shall be valid unless same shall be in writing and signed by the parties hereto.

      11.3. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon the parties hereto, their beneficiaries, heirs and administrators. No party may assign or transfer its interests herein, or delegate its duties hereunder, without the written consent of the other parties.

      11.4. AMENDMENT. The parties hereby irrevocably agree that no attempted amendment, modification or change (collectively, "AMENDMENT") of this Agreement shall be valid and effective, unless the parties shall unanimously agree in writing to such Amendment.

      11.5. NO WAIVER. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

      11.6. GENDER AND USE OF SINGULAR AND PLURAL. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties or their personal representatives, successors and assigns may require.

      11.7. COUNTERPARTS. This Agreement and any amendments may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

      11.8. HEADINGS. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

      11.9. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Florida, and any litigation pertaining or related to this Agreement shall, to the extent permitted by law, be held in the courts of the State of Florida.

      11.10. FURTHER ASSURANCES. The parties hereto shall execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

      11.11. LITIGATION. If any party hereto is required to engage in litigation or arbitration against any other party hereto, either as plaintiff or as defendant, in order to enforce or defend any of its or his rights under this Agreement, and such litigation results in a final judgment in favor of such party (the "PREVAILING PARTY"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred by the Prevailing Party in so enforcing or defending its or his rights hereunder, including, but not limited to, all reasonable attorneys' fees, paralegal' fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder.

      11.12. COSTS AND EXPENSES. The parties hereby agreethat MIOA will be responsible for the payment of its costs and expenses including professional fees incurred in connection with this transaction and that the Acquisition Corp. will be responsible for payment of the costs and expenses including professional fees incurred in connection with this transaction by the Company and the Shareholders.

11.13 PLEDGE AGREEMENT. The Pledge Agreement shall take precedence over all provisions of this Agreement for which there might otherwise be deemed a conflict.

11.14 SHAREHOLDER ELECTIONS, CONSENTS OR APPROVALS. For purposes of determining any election, consent, approval and/or disapproval of the Shareholders as may be required by this Agreement, the election, consent, approval and/or disapproval, as the case may be, of Louis R. Capece, Jr. shall be deemed for these purposes the election, consent, approval and/or disapproval, as the case may be, of the Shareholders, except as otherwise specifically stated herein.

11.15 LOANS. MIOA agrees to loan to Shareholders Capece and Jones such amounts from time to time as is reasonably needed to pay reasonable costs and expenses with respect to the defense of any claim or suit resulting from the ProFlight matter disclosed in SCHEDULE 3.21. Any such loan shall be evidenced by a note payable in not less than twelve (12) months, nor more than thirty-six (36) months from the date of such note. The loan shall bear interest at the same rate as is then being paid by MIOA for its borrowings.


           [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

WITNESSES:                       MEDICAL INDUSTRIES OF AMERICA, INC.


/S/ ROBYN KEHN                      By: /S/ E. NICHOLAS DAVIS, III
Print name:ROBYN KEHN               E. Nicholas Davis,  III, Senior Vice
President


                                    SHAREHOLDERS:


/S/ VERONICA L. MUEHLECK            /S/ LOUIS R. CAPECE, JR.
Print name: VERONICA L. MUEHLECK    Louis R. Capece, Jr.

                                    /S/ DONALD A. JONES
                                    Donald Jones


                                    AIR RESPONSE, INC.

/S/ VERONICA L. MUEHLECK            By: /S/ LOUIS R. CAPECE, JR.
Print name: VERONICA L. MUEHLECK    Louis R. Capece, Jr., President


                                    MIOA ACQUISITION COMPANY II, INC.

/S/ ROBYN KEHN                      By: /S/ E. NICHOLAS DAVIS, III
Print name: ROBYN KEHN              E. Nicholas Davis, III, Executive Vice
                                    President

                                    MIOA ACQUISITION COMPANY VII, INC.

/S/ ROBYN KEHN                      By: /S/ E. NICHOLAS DAVIS, III
Print name: ROBYN KEHN              E. Nicholas Davis, III, Executive Vice
                                    President


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
                                    EXHIBIT A

                               ARTICLES OF MERGER

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
                                    EXHIBIT B

                            ARTICLES OF INCORPORATION

                                    EXHIBIT C

                                     BYLAWS


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
                                    EXHIBIT D

                               EXAMPLE OF FORMULA

                                    EXHIBIT E

                                    DEBENTURE

                                    EXHIBIT F

                             STOCK PLEDGE AGREEMENT

                                    EXHIBIT G

                         MIOA STOCK CERTIFICATE LEGENDS

                                    EXHIBIT H

                                GENERAL RELEASES

                                    EXHIBIT I

                              EMPLOYMENT AGREEMENT


                                       38